•Ernst & Young LLP Chartered Accountants Ernst & Young Tower 1000 440 2 Avenue SW Calgary AB Canada T2P 5E9	• Phone: 403 290-4100 Fax: 403 290-4265

January 19, 2007

Securities and Exchange Commission 100 F Street, NE

Washington DC 20549-7561

USA

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated January 16, 2007 of JMG Exploration, Inc. and are in agreement with the statements contained in the first two sentences of the first paragraph and the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

Ernst & Young LLP